EXHIBIT 99


FOR IMMEDIATE RELEASE:                                            March 24, 1999


    Heilig-Meyers Company Hires a New President and Chief Operating Officer,
      Announces Aggressive Strategic Plans and Reports 4th Quarter Results

         Richmond, VA: Heilig-Meyers Company (NYSE: HMY) today announced that Don Shaffer has been hired as President and Chief Operating Officer and will join the Company on April 1, 1999. Mr. Shaffer has over 30 years of retail experience. From 1994 to 1996 Mr. Shaffer served as President and CEO, Sears Canada, leading this $4 billion retail and catalogue business to significantly improved levels of profitability. In his most recent position as Chairman and CEO, Western Auto Supply Company, a division of Sears, Roebuck and Company, Mr. Shaffer successfully orchestrated a major turnaround in this retail concept.

         William C. DeRusha, Chairman and Chief Executive Officer, also announced today that in an effort to substantially improve the overall financial position of the Company and to refocus on its core home furnishings operation, management is taking an aggressive review of strategic divestiture options of all non-core operating assets. He added that Salomon Smith Barney had been retained by the Company to advise on the possible divestiture of its Rhodes division and that management was currently evaluating potential transactions and other strategic options. Additionally, the Company has engaged Goldman Sachs & Co. and Nationsbanc Montgomery Securities LLC to pursue the possible divestiture of Mattress Discounters. The net proceeds from these two potential transactions would be used to pay down debt, resulting in significant interest savings, and also would likely result in a net one-time gain upon completion of both divestitures.

         The Company reported consolidated results for the fourth quarter and fiscal year ended February 28, 1999. Total revenues for the quarter increased 3.1% to $654.2 million, compared to $634.7 million in the prior year quarter. For the three month period ended February 28, 1999, the Company recorded a net loss of $27.2 million, or $0.45 per share compared to a net loss of $29.1 million or $0.50 per share in the prior year quarter. Impacting results for the quarter were approximately $25.5 million in pre-tax costs, or $0.27 per share, resulting from severance payments, third-party contract pay-outs, and asset write-downs, primarily associated with a $30.0 million expense reduction plan implemented in the fourth quarter.

         For the twelve months ended February 28, 1999, total revenues increased 10.4% to $2.7 billion from $2.5 billion in the prior year period. Including pre-tax costs of $25.5 million, or $0.27 per share, primarily related to an expense reduction plan, for the fiscal year ended February 28, 1999, the Company recorded a net loss of $2.0 million, or $0.03 per share, versus a net loss of $55.1 million or $0.98 per share in the prior fiscal year.

         Mr. DeRusha noted that overall sales trends and customer traffic patterns were significantly improved during the last half of the fourth quarter. He added that the Heilig-Meyers division was well above plan in the month of February and that these positive trends would carry momentum into the new fiscal year. However, due to slower sales in the critical December month and the transition underway at the Company's Rhodes division, earnings from operations for the quarter ended February 28, 1999, were below management's expectations. Management noted that the fourth quarter was transitional in nature as the Company worked to implement a cost reduction plan and certain strategic changes to better position its operations for the upcoming fiscal year.

         In a closing statement Mr. DeRusha commented that the management of Heilig-Meyers Company was committed to taking the necessary steps to improve shareholder value and that during the fourth quarter management had taken aggressive steps to lower operating costs in the upcoming fiscal year. He added that the Company's core business was making solid progress towards stated objectives and that a more streamlined and keenly focused business strategy should be instrumental in improving overall operating performance.

         Heilig-Meyers Company is the Nation's largest retailer of furniture, bedding and related items. As of February 28, 1999, the Company operated 1,249 stores: 815 as Heilig-Meyers, 236 as Mattress Discounters, 96 as Rhodes, 70 as The RoomStore and 32 in Puerto Rico as Berrios.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The forward-looking statements made above and identified by such words as "expects," "should," and "believes" reflect the Company's reasonable judgments with respect to future events and is subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statement. Such factors include but are not limited to, the customer's willingness, need and financial ability to purchase home furnishings and related items, the costs and effectiveness of promotional activities, the Company's access to, and cost of, capital as well as valuations at which certain potential divestitures may occur. Other factors such as changes in tax laws, consumer credit and bankruptcy trends, recessionary or expansive trends in the Company's markets, inflation rates and regulations and laws which affect the Company's ability to do business in its markets may also impact the outcome of the forward-looking statement.

                                                   HEILIG-MEYERS COMPANY
                                            CONSOLIDATED STATEMENTS OF EARNINGS
                                       (Amounts in thousands except per share data )
                                                       Three Months Ended                     Twelve Months Ended
                                                          February 28,                            February 28,
                                                ----------------------------------     -----------------------------------

                                                      1999               1998                1999                1998
                                                      ----               ----                ----                ----
Revenues:
       Sales                                    $     586,303       $     554,018      $    2,431,152      $    2,160,223
       Other income                                    67,900              80,714             295,206             309,513
                                                --------------      --------------     ---------------     ---------------
            Total revenues                            654,203             634,732           2,726,358           2,469,736
                                                --------------      --------------     ---------------     ---------------

Costs and expenses:
       Costs of sales                                 403,641             388,409           1,637,901           1,451,560
       Selling, general and administrative            243,132             214,738             907,913             828,105
       Interest                                        18,429              19,260              75,676              67,283
       Provision for doubtful accounts                 31,578              32,117             107,916             181,645
       Store closing and other charges                      -              25,530                   -              25,530
                                                --------------      --------------     ---------------     ---------------
            Total costs and expenses                  696,780             680,054           2,729,406           2,554,123
                                                --------------      --------------     ---------------     ---------------

Loss before income tax benefit                        (42,577)            (45,322)             (3,048)            (84,387)

Income tax benefit                                    (15,384)            (16,261)             (1,081)            (29,244)
                                                --------------      --------------     ---------------     ---------------

Net loss                                        $     (27,193)      $     (29,061)     $       (1,967)     $      (55,143)
                                                ==============      ==============     ===============     ===============

Net loss per share of common stock:
       Basic                                    $       (0.45)      $       (0.50)     $        (0.03)     $        (0.98)
                                                ==============      ==============     ===============     ===============
       Diluted                                  $       (0.45)      $       (0.50)     $        (0.03)     $        (0.98)
                                                ==============      ==============     ===============     ===============


Weighted average shares:
       Basic                                           59,808              58,088              59,331              56,312
                                                ==============      ==============     ===============     ===============
       Diluted                                         59,808              58,088              59,331              56,312
                                                ==============      ==============     ===============     ===============


Cash dividends per share of common stock        $                   $                  $                   $
                                                         0.07                0.07                0.28                0.28
                                                ==============      ==============     ===============     ===============


                                                   HEILIG-MEYERS COMPANY
                                           CONSOLIDATED CONDENSED BALANCE SHEETS
                                                   (Amounts in thousands)

                                                                        February 28,                      February 28,
                                                                            1999                              1998
                                                                    ----------------------              ------------------

ASSETS
Current assets:
        Cash                                                        $          67,254                   $          48,779
        Accounts receivable, net                                              254,282                             392,765
        Retained interest in securitized
              receivables                                                     190,970                             182,158
        Inventories                                                           493,463                             542,868
        Other current assets                                                  128,605                             126,978
                                                                    ------------------                  ------------------
             Total current assets                                           1,134,574                           1,293,548
                                                                    ------------------                  ------------------

Property and equipment, net                                                   400,686                             398,151
Other assets                                                                   72,632                              55,321
Excess costs over net assets acquired, net                                    344,160                             350,493
                                                                    ------------------                  ------------------

                                                                    $       1,952,052                   $       2,097,513
                                                                    ==================                  ==================


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Notes payable                                               $         210,000                   $         260,000
        Long-term debt due within one year                                    167,486                              22,365
        Accounts payable                                                      193,799                             203,048
        Accrued expenses                                                      182,956                             216,738
                                                                    ------------------                  ------------------
             Total current liabilities                                        754,241                             702,151
                                                                    ------------------                  ------------------

Long-term debt                                                                547,344                             715,271
Deferred income taxes                                                          45,365                              70,937
Total stockholders' equity                                                    605,102                             609,154
                                                                    ------------------                  ------------------

                                                                    $       1,952,052                   $       2,097,513
                                                                    ==================                  ==================
